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                                                                    EXHIBIT 99

FOR IMMEDIATE RELEASE                Contact: Donald J. Radkoski (614) 492-4901
Nov. 15, 2004                                     or Mary Cusick (614) 492-4920



BOB EVANS FARMS ANNOUNCES SECOND QUARTER FINANCIAL RESULTS
AND UPDATES GUIDANCE

     COLUMBUS, Ohio -- Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced financial results for the fiscal second quarter and six months ended Oct. 29, 2004.

              Total net sales for the second quarter were $376.0 million, a 26 percent increase from $297.3 million in last year's second quarter. The increase is primarily attributable to the acquisition of Mimi's Cafe restaurants in July 2004. Net income for the quarter was $10.6 million, or $0.30 per share on a diluted basis, compared with $17.9 million, or $0.51 per share, in the corresponding period a year ago. For the first six months of fiscal 2005, net sales were $696.6 million, up 18 percent from a year ago. Net income for the six-month period was $24.8 million, or $0.70 per share, compared with $37.1 million, or $1.05 per share, in last year's first half. The results reflect lower same-store sales at Bob Evans Restaurants as well as reduced operating margins in both the restaurant and food products segments.

              "While second-quarter earnings came in at the high end of our recently revised guidance range, these results are clearly disappointing," said Stewart K. Owens, chairman of the board and chief executive officer. "Bob Evans Restaurants face a challenging situation, with continued soft same-store sales and the related margin pressures one would expect - compounded by the impact on food and labor costs of our recent initiatives to enhance customers' value perceptions and overall satisfaction levels."

              Same-store sales at Bob Evans Restaurants were down 4.2 percent for the quarter. The company estimates that the hurricanes that struck Florida hurt same-store sales, but the overall impact for the quarter was less than one half of one percent. Average menu prices were up 2.2 percent from a year ago. At Mimi's Cafe, same-store sales increased 4.4 percent, with average menu prices up 3.9 percent. The restaurant segment's total sales rose 30 percent, but operating income was 29 percent lower than a year ago.

              Owens commented, "We continue to believe the sales weakness at Bob Evans Restaurants is due to economic pressures on our core customers, the intensely competitive environment within the restaurant industry and our geographic concentration in the Midwest. Our reduced operating margin for the quarter reflected significant increases in food, labor and other operating expenses as a percentage of sales. In addition, this was the first full quarter in which Mimi's was included in our results. Mimi's normally has lower margins than Bob Evans Restaurants."

              In the food products segment, hog costs during the second quarter averaged $50.00 per hundredweight, below the first-quarter average of $52.00 but still up significantly from the $38.00 average for the second quarter of fiscal 2004. On a positive note, pounds sold from comparable products (principally sausage and refrigerated potatoes) increased 4 percent, even with a reduction in promotional spending. The segment's total sales for the quarter rose 10 percent, and it returned to profitability following the first quarter's slight operating loss. However, the segment's operating income was down 49 percent from a year ago.


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              Owens said, "Hog costs continue to be high year over year, but we anticipate that margins will improve somewhat in the second half of the year due to an expected decline in hog costs for the third and fourth quarters of fiscal 2005. In the restaurant segment, while we are moving aggressively to identify potential new products and other strategies to improve our performance, we are now assuming that same-store sales and profitability will remain under pressure for the next two quarters. On that basis, we estimate that our diluted earnings per share for fiscal 2005 could be in a range between $1.20 and $1.30."

              Owens continued, "In light of the challenges at Bob Evans Restaurants and the growth opportunities presented by Mimi's Cafe, we are planning for a significant reduction in new Bob Evans Restaurant openings in fiscal 2006. We still expect to open 39 new Bob Evans locations in the current year, but will cut that number roughly in half in fiscal 2006. At the same time, though, we will significantly accelerate our remodeling and rebuilding programs for existing restaurants. We expect to increase the number of Mimi's Cafe openings from 12 this year to approximately 15 next year."

              On Nov. 9, 2004, the Bob Evans Farms, Inc. board of directors declared a quarterly cash dividend of 12 cents ($0.12) per share on the company's outstanding common stock. The dividend is payable Dec. 1, 2004, to stockholders of record at the close of business on Nov. 19, 2004.

              Bob Evans Farms, Inc. owns and operates 580 full-service, family restaurants in 21 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States, while Owens Restaurants operate in Texas. In addition, the company operates 85 Mimi's Cafe casual restaurants located in 12 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com .

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                   CONSOLIDATED FINANCIAL RESULTS (UNAUDITED)
                       (Thousands, except per share data)

                                         Three Months Ended                 Six Months Ended
                                         ------------------                 ----------------
                                  Oct. 29, 2004     Oct. 24, 2003     Oct. 29, 2004     Oct. 24, 2003
                                  -------------     -------------     -------------     -------------
Net Sales
  Restaurant Segment                 $320,170          $246,383          $589,785          $493,931
  Food Products Segment                55,850            50,877           106,850            98,801
                                     --------          --------          --------          --------
    Total                            $376,020          $297,260          $696,635          $592,732

Operating Income
  Restaurant Segment                 $ 17,380          $ 24,643          $ 41,297          $ 52,420
  Food Products Segment                 1,804             3,553               971             6,204
                                     --------          --------          --------          --------
    Total                            $ 19,184          $ 28,196          $ 42,268          $ 58,624

Net Interest Expense                 $  2,695          $    358          $  3,571          $    854

Income Before Income Taxes           $ 16,489          $ 27,838          $ 38,697          $ 57,770

Provisions for Income Taxes          $  5,920          $  9,938          $ 13,892          $ 20,624

Net Income                           $ 10,569          $ 17,900          $ 24,805          $ 37,146

Earnings Per Share
  Basic                              $   0.30          $   0.52          $   0.70          $   1.07
  Diluted                            $   0.30          $   0.51          $   0.70          $   1.05

Average Shares Outstanding
  Basic                                35,302            34,688            35,281            34,630
  Diluted                              35,654            35,299            35,658            35,247



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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995


The statements contained in this report which are not statements of historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). In addition, certain statements in future filings by the company with the Securities and Exchange Commission, in press releases and in oral and written statements made by or with the approval of the company which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include statements of plans and objectives of the company or its management or board of directors; statements regarding future economic performance; and statements of assumptions underlying such statements. Words such as "plan," "believes," "anticipates," "expects" and "intends" and similar expressions are intended to, but are not the exclusive means of, identifying those statements.

Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:

     o    Changes in hog costs

     o The possibility of severe weather conditions where the company operates its restaurants

     o    The availability and cost of acceptable new restaurant sites

     o    Shortages of restaurant labor

     o Acceptance of the company's restaurant concepts into new geographic areas

     o Accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of Mimi's Cafe

     o Unanticipated changes in business and economic conditions affecting Mimi's Cafe

     o Other risks disclosed from time to time in the company's securities filings and press releases

There is also the risk that the company may incorrectly analyze these risks or that the strategies developed by the company to address them will be unsuccessful.

Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update any forward-looking statement to reflect circumstances or events after the date on which the statement is made to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to the company or any person acting on behalf of the company are qualified by the cautionary statements in this section.

         Company executives will discuss the results during a conference call Tuesday, Nov. 16, 2004, at 10 a.m. ET. To listen, call (800) 253-6872 (toll free) or log-in to the webcast at www.bobevans.com and then click on "investors." The call will be available for replay for 48 hours, beginning Tuesday, Nov. 16, 2004, immediately following the call by calling toll free
(877) 519-4471, pin code 5385544. The webcast version will also be archived on the company's Web site.